ACKNOWLEDGEMENT OF
                   DISCHARGE OF INDEBTEDNESS,
                        RELEASE OF CLAIMS
                               AND
                            AGREEMENT

     Sandera Partners, L.P., a Texas limited partnership ("Sandera"), hereby acknowledges and agrees that all indebtedness and any other obligation owing from Axtive Corporation, a Delaware corporation ("Axtive"), to Sandera arising under or relating to either of (i) that certain Loan Agreement, dated April 23, 2003, by and between Axtive and Sandera, and (ii) that certain Promissory Note, dated April 23, 2003, in the original principal amount of $18,943.24 payable by Axtive to the order of Sandera (collectively, the "Loan Documents") is hereby discharged in full, including, without limitation, any accrued and unpaid interest, fees, charges, and expenses relating to the Loan Documents (collectively, the "Indebtedness").

     Sandera hereby acknowledges and agrees that the discharge of Indebtedness contained herein is granted as partial consideration for Axtive's issuance to Sandera of Two Hundred Fifty (250) shares of Axtive's Series A Convertible Preferred Stock, par value $0.01 per share (the "Preferred Shares"), pursuant to that certain Subscription and Securities Purchase Agreement, of even date herewith, to which each of Axtive and Sandera, among others, is a party (the "Stock Purchase Agreement").

     As additional consideration for such issuance, and subject to delivery of certificates evidencing the Preferred Shares to Sandera in accordance with the terms and provisions of the Stock Purchase Agreement, Sandera releases Axtive, its successors and assigns, and each of their respective officers, directors, employees and agents, from any and all claims, liability, losses and damages whatsoever with respect to any and all payment or other obligations, covenants or commitments of Axtive to or in favor of Sandera arising under or in relation to the Indebtedness; provided, however, that nothing contained in this paragraph shall be construed to release Axtive from any of representation, warranty, covenant or other obligation made to or in favor of Sandera and set forth in the Stock Purchase Agreement. SANDERA HEREBY ACKNOWLEDGES AND AGREES THAT AXTIVE'S SUCCESSORS AND ASSIGNS, AND EACH OF AXTIVE'S AND ITS SUCCESSORS AND ASSIGNS' RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS SHALL BE DEEMED TO BE THIRD PARTY BENEFICIARIES OF THE RELEASE SET FORTH ABOVE IN THIS PARAGRAPH.

     Each of Sandera and Axtive further hereby acknowledges, agrees and covenants that it shall promptly execute and deliver to the other party any and all instruments, agreements or other documents that shall be prepared and reasonably request to be so executed and delivered by such other party, and to take all other action reasonably requested by such other party that is consistent with the discharge of the Indebtedness and all other express purposes of this Acknowledgement of Discharge of Indebtedness, Release of Claims and Agreement.

     This instrument may be executed in counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this instrument may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof. THIS ACKNOWLEDGEMENT OF DISCHARGE OF INDEBTEDNESS, RELEASE OF CLAIMS AND AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT WOULD FRUSTRATE THE APPLICATION OF THE SUBSTANTIVE LAWS OF SUCH STATE.



                              SANDERA PARTNERS, L.P.,
                                   a Texas limited partnership

                              By: Sandera Capital Management, L.P.,
                                   its sole general partner

                                   By: Sandera Capital, L.L.C.,
                                        its sole general partner

                                     By:  /s/  J. KEITH BENEDICT
                                        ------------------------
                                     Name:  J. Keith Benedict
                                     Title:  Vice President



                              AXTIVE CORPORATION

                              By:   /s/  DAVID N. PILOTTE
                                 ----------------------------
                              Name: David N. Pilotte
                              Title: Executive Vice President,
                                       Chief Financial Officer
                                       and Secretary